                                                                 Exhibit 10.604

C H I R O N


September 11, 1992


Dr. Lewis T. Williams
3 Miraflores Lane
Tiburon, CA. 94920

Dear Rusty:

This letter confirms our conversations of last Friday and outlines the proposed terms under which Chiron will engage you as a consultant and extend to you an offer of employment effective upon the expected termination of the consultancy in the spring of 1994.

CONSULTANCY

SCOPE. Effective immediately and continuing until March 31, 1994, and thereafter, unless terminated by you or Chiron upon not less than thirty days written notice, Chiron will engage you to act as a consultant to the Company. The field of the consulting arrangement would be all areas of Chiron's existing and future interest in developing human therapeutic products based upon biological mechanisms of action. You would provide advice and consultation regularly regarding the strategy, scientific and clinical direction, and project oversight of all related research and product development programs of the Company.

We expect to establish an internal coordinating group composed of senior scientists, clinicians, and product managers responsible for all of our activities in these areas. You would act as Chairman of this Committee and Dr. Patricia Olson initially would take on the day-to-day management and direction of these activities with responsibilities to the Committee for executing its recommendations and advice. You would additionally participate as appropriate in the deliberations of the Chiron Corporate Strategy Committee, the group of executive officers and advisors responsible for developing and monitoring the implementation of the overall business strategy of Chiron and its affiliates worldwide. In this latter capacity, you will be involved in our strategic decision making as an insider. This will constrain your freedom to trade in Chiron stock and to pursue opportunities that represent conflicts with our interests.


Chiron Corporation - 4560 Horton Street - Emeryville, CA - 94608-2916 - 510-655-8730
Law Department - General Fax: 510-654-5360 - Intellectual Property Fax:
510-655-3542

Dr. Lewis T. Williams
September 11, 1992
Page Two


To capture the scope of these activities, we propose that your title, in addition to Consultant, be Chair of the Biotherapeutics Advisory Committee, Chiron Corporation.

Your activities on behalf of Chiron would be subject to your responsibilities at UCSF and to your consulting positions with the Howard Hughes Medical Center and LocalMed. Other than your directorship with Cor Therapeutics and these consulting arrangements, your consulting arrangement with Chiron will be exclusive within the field and, in the event of any future conflict, you would agree to relinquish these conflicting positions within a reasonable time if Chiron so requests.

CONSULTING FEES. We would pay a consulting fee of $40,000 per year, quarterly in advance, based upon an assumed commitment of time of two days per week, plus reimbursement of appropriate expenses. We recognize that your initial time commitment will be less than this, and, accordingly, through March 31, 1993, the consulting fee shall be paid at a rate of $20,000 per year, based upon a commitment of one day per week. If and when you are able to commit additional time, we expect to come to agreement on appropriate increases in compensation.

STOCK OPTIONS. Our standard stock option program contemplates initial grants upon hiring and annual grants thereafter based upon target awards and performance. Chiron's annual option grant target for executive officers has been approximately that number of shares that have a market value at the time of grant equal to twice the recipient's annual base salary. Thus, the actual number of shares varies with the market price of the stock. The awards are made in August and based upon a multiplier of from 0% to 150% of the target depending upon individual, group, and company performance.

We propose that your option program correspond generally with this approach, but with an expanded initial grant to be made at the inception of the consulting arrangement rather than upon acceptance of employment. Thus, subject to Board approval, you would receive an initial grant of options on 40,000 shares and, assuming that you joined us as an employee in 1994, could expect to have received options after five years of full time service on that number of shares having a market value on dates of option grant equal to approximately $4,500,000 or 90,000 shares based upon the current stock price. The initial and subsequent grants would be at exercise prices equal to 85% of then current fair market value and would have ten year terms from date of each grant. The 15% discount equates to $300,000 on the initial grant and $675,000 after five years of full service, under these assumptions.

Dr. Lewis T. Williams
September 11, 1992
Page Three



Under our standard terms, each option grant vests ratably over four years of full time equivalent service. In your case we propose that the initial grant made to you would vest at a slower rate during the period of your consultancy: at the rate of 2000 shares per year. Upon your commencement of substantially full-time employment, the then unvested balance of the initial option would begin to vest ratably over the ensuing five years. The initial grant approach is justifiable from our perspective only on the assumption of early full time employment. Accordingly, if you have not joined us on a full time basis by September 30, 1994, Chiron would have the right to cancel all or any part of the unvested portion of the initial grant. This approach obviously gives you the same ultimate upside opportunity on the initial grant as you would receive if you joined us now as an executive officer, but with full vesting of the initial grant deferred and attenuated by one year to permit your initial grant to be reconciled with the existing options held by others. Upon commencement of full time service, you also would begin participating in the standard annual grant program for executive officers.

EMPLOYMENT OPPORTUNITY

OFFER. We also confirm our desire that you join Chiron in an executive officer position, with direct management responsibility for all biotherapeutic research and clinical development activities at the earliest practical date. We propose to confirm a organizational structure in which these activities are placed in a separate business unit, Chiron Technologies, of which you would be the President. Research and clinical activities in other presently existing business units, i.e., oncology and vaccines, would remain separate but you would participate in coordination and we would work together to define the margins when you are more familiar with our programs and people.

In this position, under our current management structure, you would be a member of the Strategy Committee and the Emeryville Operating Committee and would participate in the overall management and direction of the company generally. Our current thinking is that we will recruit a senior executive with broad pharmaceutical industry experience to serve as head of our therapeutic operations worldwide. Your position would work closely with the incumbent to build a strong and vital business.

Our offer of this position will remain open during the pendency of your consulting arrangement with us.

Dr. Lewis T. Williams
September 11, 1992
Page Four



SALARY. We expect that your annual base salary would be $225,000. We believe that a significant portion of aggregate cash compensation should depend upon performance. You would participate in our executive officer bonus program, in which the current annual bonus potential is 75% of prior year base salary. Bonus are awarded by the Board in February and are based upon individual, group, and company performance. Last year the average bonus was approximately 60% of the target. On your proposed base salary, this would have resulted in aggregate cash compensation of $326,000 ($225,000 + 0.60 x 0.75 x $225,000).

BONUS ACCRUAL. In addition, we would pay you a hiring bonus that would accrue monthly during your consultancy at the rate of $100,000 per year. The hiring bonus could be in the form of cash or, at your election, a deferred payment obligation that could coordinated with your retirement and estate planning. In the latter case, taxes can be deferred until you receive actual payment and a variety of structures are possible to calculate interest or investment income and to provide assurance of payment and even control by you over the manner of investment of the principal and income.

EMPLOYMENT TERM. We each expect and intend that your employment with the Company will extend over many years. Chiron recognizes the uncertainties inherent in joining an entrepreneurial organization and therefore agree that, in the event that the company terminates your status as an executive officer other than for cause within the first five years of your employment, it will permit you at your request to organize and direct a research program within and funded by Chiron to be determined by you and approved by Chiron (which approval shall not be unreasonably be withheld) for a transitional period of up to three years, but in no event beyond five years from initial employment. The purpose of any such program would be, in part, to serve as a basis for your return to an academic or other non-commercial research environment and, in part, to further legitimate scientific and commercial needs of the Company. It is our mutual expectation that such a program would generate independent grant funding and that Chiron's support of such a program would not be required to exceed your salary and benefits and those of up to 25 full time equivalent man-years of appropriate staff, with the staffing not to exceed 12 man-years in the first year and declining ratably thereafter. All proprietary rights relating to this program would be owned by Chiron. This transitional arrangement is not intended to result in the acceleration of existing stock options or the continuation of participation in executive option or bonus programs. The terms of the arrangement will be specified in an employment agreement to be negotiated prior to the commencement of your employment.

Dr. Lewis T. Williams
September 11, 1992
Page Five


We are eager to have you join with us in building a truly powerful healthcare company based upon the competitive advantage of a premier scientific program. If the foregoing is acceptable to you, please indicate your agreement by signing a copy of this letter.

Very truly yours,


/s/ William J. Rutter
-----------------------------------
William J. Rutter, Ph.D.
Chairman


Agreed:


/s/ Lewis T. Williams
-------------------------------------
Lewis T. Williams, M.D., Ph.D.

C H I R O N


July 15, 1994


Dr. Lewis T. Williams
3 Miraflores Lane
Tiburon, California 94920

Dear Rusty:

     This letter revises in certain aspects and confirms the terms under which Chiron Corporation will employ you as an executive director. Except to the extent amended by this letter, the terms of the September 11, 1992 letter (the "1992 Letter") remain in effect.

     POSITION. We propose that you be elected Senior Vice President of Chiron Corporation and President of Chiron Technologies. As such you would have direct management responsibility for basic research and clinical development activities, including our collaboration with third parties in research oriented strategic clusters and relevant business development activities. Certain research and clinical activities in other presently existing business units, I.E., diagnostics, ophthalmics and vaccines, would remain separate but you would participate in coordination and we would work together to redefine the margins when you become more familiar with our programs and people. It is our anticipation that you will have the major responsibility for fundamental research and clinical development for Chiron.

     SALARY. Your initial base salary would be $265,000. You would also participate in our annual incentive compensation program for executive officers which has the same essential characteristics as described in the 1992 Letter resulting in a potential cash compensation of up to $463,800.

     BONUS ACCRUAL. We will pay you a hiring bonus calculated as provided in the 1992 Letter.

     STOCK OPTIONS. Subject to Board of Directors approval, Chiron will grant to you a stock option covering 5,000 shares, in addition to the options on 40,000 shares described in the 1992 Letter. The new option will have an effective date and strike price determined by the date of commencement of your employment. The stock option will be an incentive stock option to the

CHIRON CORPORATION - 4560 Horton Street - Emeryville, CA - 94608-2916 - 510-655-8730
LAW DEPARTMENT - General Fax: 510-654-5360 - Intellectual Property Fax:
510-655-3542

Dr. Lewis T. Williams
July 15, 1994
Page Two


maximum extent permitted by law, would have a ten year term and would vest ratably over the first four years of your employment. In addition, you would begin participation in our annual stock option program for executive officers, which has essentially the characteristics described in the 1992 Letter, with the first annual grant expected to be made in February 1995 prorated for the fraction of the twelve preceding months that you are an employee. On the assumption that our annual option program remains unchanged, and we have no current plans to change it, the expectations described in the 1992 Letter of aggregate stock option grants over the first five years of full-time service covering shares having a market value of approximately $4.5 million remains correct although the actual number of shares would be lower at the current stock price. Further, while the initial grant to you of options of 40,000 shares was made at a discount to 85% of then existing fair market value, the grant of an option of 5,000 shares and future annual option grants will be made at then current fair market value, consistent with our stock option plan and policies as generally applied and with current treatment for stock options.

     EMPLOYMENT TERM. We confirm the assurances provided in the 1992 Letter regarding your right in the event that Chiron terminates your status as an executive officer other than for cause within the first seven years of your employment. In addition, at your election, the research program to be supported by Chiron may be relocated to an academic or other noncommercial research institution and may involve a research program that is independent of Chiron's then existing programs, but which nevertheless should be subject to review and approval by Chiron and which approvals will not be unreasonably withheld. To the extent such program is conducted outside of Chiron, Chiron's obligation is limited to amounts equal to your last salary and benefits and the direct expense associated with the staffing actually directly engaged in this program, including predominantly postdoctoral fellows, not to exceed 25 full-time equivalent man years in the aggregate or 12 full-time equivalent man years in the first year declining ratably thereafter. Chiron would have the right to acquire proprietary rights on commercial reasonable terms with respect to any inventions generated pursuant to this program.

Dr. Lewis T. Williams
July 15, 1994
Page  Three




     As a further alternative to such research program, either within or outside Chiron, at your election Chiron would pay to you as a lump sum an amount equal to one year of your base salary at the time of such termination.

    If the foregoing is acceptable to you please indicate your agreement by signing a copy of this letter.


                                        Sincerely,


                                        /s/ William J. Rutter
                                        --------------------------------
                                        William J. Rutter, Ph.D.
                                        Chairman


AGREED:


/s/ Lewis T. Williams
-------------------------------
Lewis T. Williams, M.D.

C H I R O N

September 14, 1994


Dr. Lewis T. Williams
3 Miraflores Lane
Tiburon, California 94920

Dear Rusty:

     At your request, the Company and you have agreed to the following amendment to the provision regarding the payment to you of a $100,000 hiring bonus in Dr. Rutter's September 11, 1992 letter to you, which amendment replaces in its entirety such bonus provision:

     1. In consideration of Chiron's paying a premium of one hundred thousand dollars ($100,000) to purchase a fully paid policy of life insurance, insuring your life, to U.S. Life Insurance Company, you agree to assign said policy and the first $100,000 of the benefit payable thereunder to Chiron pursuant to the terms of the attached form of Assignment of Life Insurance Policy as Collateral Agreement. In order to carry out the intent of this provision, you and Chiron agree to sign any and all documents required to evidence the collateral assignment to Chiron of the $100,000.

     2. You, on behalf of your heirs, executors, administrators, successors and assigns, agree to indemnify, defend and hold harmless Chiron Corporation, its successors, assigns, subsidiaries, affiliates, directors, officers, representatives, agents and employees ("Chiron") from any and all claims, liabilities, damages, charges, actions, causes of action, costs and expenses (collectively "Claims") arising from the purchase and continuance of the life insurance policy described in paragraph 1 and the collateral assignment thereof including, but not be limited, to any trustee and administrative fees, any federal, state or local tax liability owed as a result of the purchase or continuance of the above-mentioned life insurance policy and any costs and expenses including actual attorneys fees and costs of defending any Claims.

     Please indicate your concurrence with the above terms by signing below.

Sincerely,

/s/ William G. Green
-----------------------------
William G. Green
Senior Vice President and
General Counsel

AGREED:


/s/ Lewis T. Williams
------------------------------
Lewis T. Williams, M.D.


CHIRON CORPORATION - 4560 Horton Street - Emeryville, CA - 94608-2916 - 510-655-8730
LAW DEPARTMENT - General Fax: 510-654-5360 - Intellectual Property Fax:
510-655-3542